U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

      FORM 15 Certification and Notice of Termination of Registration Under
 Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.



                  Commission file number:            1-11032
                                         ---------------------------------------

                     PROFESSIONAL DENTAL TECHNOLOGIES, INC.
                     --------------------------------------
                          (Exact name of registrant as
                            specified in its charter)


                 633 Lawrence Street, Batesville, Arkansas 72501
                 -----------------------------------------------
                                 (870) 698-2300
                                 --------------
    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)


                     Common Stock, par value $100 per share
                     --------------------------------------
            (Title of each Class of Securities Covered by this Form)

                                      None
                      -----------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [ X ]        Rule 12h-3(b)(1)(ii)      [   ]
         Rule 12g-4(a)(1)(ii)     [   ]        Rule 12h-3(b)(2)(i)       [   ]
         Rule 12g-4(a)(2)(i)      [   ]        Rule 12h-3(b)(2)(ii)      [   ]
         Rule 12g-4(a)(1)(i)      [   ]        Rule 15d-6                [   ]
         Rule 12h-3(b)(1)(i)      [ X ]

         Approximate number of holders of record as of the certification or notice date: approximately 50
             ----------------

         Pursuant to the requirements of the Securities Exchange Act of 1934, Professional Dental Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:   10/5/99                           BY:   /s/ Frank H. Newton, III
     ------------------------                ----------------------------------
                                                Frank H. Newton, III
                                                Chief Operating Officer